EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President and CFO Alex Haddock Senior Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS THIRD QUARTER RESULTS

DALLAS, TX (January 29, 2026) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the third quarter of fiscal 2026 ended December 31, 2025. Notable items for the quarter are highlighted below (unless otherwise noted, all comparisons are with the prior year’s fiscal third quarter).

Third Quarter Fiscal 2026 Highlights

•	Revenue of $556.0 million

•	Net Earnings of $102.9 million

•	Net Earnings per share of $3.22

•	Adjusted EBITDA of $190.1 million

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased approximately 648,000 shares of Eagle’s common stock for $142.6 million

Commenting on the third quarter results, Michael Haack, President and CEO, said, “Despite a mixed construction environment, Eagle’s portfolio of businesses continued to perform well during the quarter, generating revenue of $556 million, EPS of $3.22 and gross margins of 28.9%. While the residential construction market was challenged, federal, state, and local spending on public infrastructure projects and private non-residential construction remained elevated, supporting strong demand for our Heavy construction products. Our Cement sales volume was up 9% and our organic Aggregates sales volume increased 34%.”

Mr. Haack continued, “During the quarter, we strengthened our financial position, issuing $750 million of 10-year senior notes with an interest rate of 5.00%, which extended our total debt maturity schedule and increased committed liquidity. A portion of the proceeds were used to repay our bank credit facility. We also significantly increased our distribution of cash to shareholders, returning nearly $150 million through our quarterly cash dividend and the repurchase of approximately 648,000 shares of our common stock. We ended the quarter with debt of $1.8 billion, net debt of $1.4 billion, and a net leverage ratio (net debt to Adjusted EBITDA) of 1.8x, giving us substantial financial flexibility that supports disciplined, value-enhancing capital allocation and long-term growth.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt as described in Attachment 6).

Mr. Haack concluded, “Our low-cost operations continue to generate strong cashflow that we are investing to advance our operational efficiency and our low-cost position. We continued to make good progress this quarter on our projects to modernize our Laramie, Wyoming Cement plant and our Duke, Oklahoma Gypsum Wallboard plant. These growth investments will lower each plant’s cost structure, improve their reliability, and expand their production capabilities, which will strengthen our already low-cost competitive position. We are highly confident that our strong market position, advantaged capital structure, and rigorous operating discipline position us for continued success over the long term.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was up 11% to $390.2 million. Heavy Materials operating earnings increased by 9% to $92.7 million. Both increases resulted from higher Cement and Aggregates sales volume and the contribution from the recently acquired aggregates business in Western Pennsylvania.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, was up 9% to $321.2 million, and operating earnings were up 5% to $91.3 million. These increases reflect higher Cement sales volume, partially offset by a 1% decline in Cement net sales prices. Cement sales volume increased 9% to 1.9 million tons.

Concrete and Aggregates revenue was up 22% to $69.0 million, and operating earnings increased to $1.4 million, reflecting higher Aggregates sales volume, increased Concrete and Aggregates pricing, and $7.6 million of revenue contribution from the recently acquired aggregates business. Excluding the recently acquired business, Aggregates revenue increased 9%, and sales volume was up 34%.

Light Materials: Gypsum Wallboard and Recycled Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Recycled Paperboard, decreased 16% to $203.5 million, reflecting lower Wallboard and Paperboard sales volume and prices. Gypsum Wallboard sales volume was down 14% to 637 million square feet (MMSF), and the average Gypsum Wallboard net sales price decreased 5% to $225.19 per MSF.

Paperboard sales volume for the quarter was down 10% to 81,000 tons. The average Paperboard net sales price was $588.77 per ton, down 6%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Operating earnings in the sector were $72.6 million, a decrease of 25%, reflecting lower Wallboard and Paperboard sales volume and pricing.

Corporate General and Administrative Expenses

Corporate General and Administrative Expenses increased by approximately 15% compared with the prior year. The increase was primarily related to increases in information technology costs of $1.2 million for technology upgrades, and $1.4 million of costs associated with business-development and professional services.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as part of a segment’s total revenue. Intersegment sales are eliminated on the consolidated income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding, and repairing roads and highways and for building and renovating residential, commercial, and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information, and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, January 29, 2026. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the website for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; interruptions in our supply chain; inability to timely execute or realize capacity expansions or efficiency gains from capital improvement projects; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); changes in trade policy, including tariffs and the effects of any increases in tariffs on our business, including increases in cost of inputs used in our facility expansion and modernization projects; possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates (including mortgage rates) and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000:

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Business Segment

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Business Segment

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Revenue	$555,956	$558,025	$1,829,552	$1,790,333
Cost of Goods Sold	395,050	380,212	1,283,335	1,221,808

Gross Profit	160,906	177,813	546,217	568,525
Equity in Earnings of Unconsolidated JV	4,420	4,987	14,533	21,979
Corporate General and Administrative Expenses	(24,010)	(20,818)	(66,109)	(54,346)
Other Non-Operating Income	1,644	1,381	3,729	4,788

Earnings before Interest and Income Taxes	142,960	163,363	498,370	540,946
Interest Expense, net	(13,712)	(9,061)	(34,790)	(30,459)

Earnings before Income Taxes	129,248	154,302	463,580	510,487
Income Tax Expense	(26,345)	(34,728)	(99,932)	(113,551)

Net Earnings	$102,903	$119,574	$363,648	$396,936

NET EARNINGS PER SHARE
Basic	$3.23	$3.59	$11.28	$11.85

Diluted	$3.22	$3.56	$11.21	$11.75

AVERAGE SHARES OUTSTANDING
Basic	31,824,706	33,317,168	32,247,333	33,493,382

Diluted	32,005,925	33,608,538	32,429,251	33,771,660

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$283,496	$259,890	$938,475	$873,033
Concrete and Aggregates	68,999	56,405	224,361	183,373

	352,495	316,295	1,162,836	1,056,406
Light Materials:
Gypsum Wallboard	175,874	209,493	580,872	642,294
Recycled Paperboard	27,587	32,237	85,844	91,633

	203,461	241,730	666,716	733,927

Total Revenue	$555,956	$558,025	$1,829,552	$1,790,333

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$86,923	$81,776	$277,668	$269,842
Cement (Joint Venture)	4,420	4,987	14,533	21,979
Concrete and Aggregates	1,380	(1,397)	15,479	588

	92,723	85,366	307,680	292,409
Light Materials:
Gypsum Wallboard	61,357	86,393	221,305	270,510
Recycled Paperboard	11,246	11,041	31,765	27,585

	72,603	97,434	253,070	298,095

Sub-total	165,326	182,800	560,750	590,504
Corporate General and Administrative Expense	(24,010)	(20,818)	(66,109)	(54,346)
Other Non-Operating Income	1,644	1,381	3,729	4,788

Earnings before Interest and Income Taxes	$142,960	$163,363	$498,370	$540,946

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended December 31,			Nine Months Ended December 31,
	2025	2024	Change	2025	2024	Change
Cement (M Tons):
Wholly Owned	1,687	1,541	+9%	5,543	5,156	+8%
Joint Venture	174	161	+8%	507	517	-2%

	1,861	1,702	+9%	6,050	5,673	+7%
Concrete (M Cubic Yards)	298	298	0%	967	989	-2%
Aggregates (M Tons)	1,612	893	+81%	5,328	2,671	+99%
Gypsum Wallboard (MMSFs)	637	737	-14%	2,069	2,246	-8%
Recycled Paperboard (M Tons):
Internal	33	37	-11%	102	111	-8%
External	48	53	-9%	151	155	-3%

	81	90	-10%	253	266	-5%

	Average Net Sales Price*
	Quarter Ended December 31,			Nine Months Ended December 31,
	2025	2024	Change	2025	2024	Change
Cement (Ton)	$154.52	$156.82	-1%	$155.46	$156.46	-1%
Concrete (Cubic Yard)	$153.44	$147.53	+4%	$152.52	$148.46	+3%
Aggregates (Ton)	$14.19	$13.19	+8%	$14.25	$12.83	+11%
Gypsum Wallboard (MSF)	$225.19	$236.11	-5%	$230.35	$237.49	-3%
Recycled Paperboard (Ton)	$588.77	$627.04	-6%	$583.87	$606.68	-4%
*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Intersegment Revenue:
Cement	$8,309	$9,084	$28,226	$29,748
Concrete and Aggregates	4,500	4,311	12,530	12,138
Recycled Paperboard	20,251	23,921	61,694	69,542

	$33,060	$37,316	$102,450	$111,428

Cement Revenue:
Wholly Owned	$283,496	$259,890	$938,475	$873,033
Joint Venture	29,366	26,426	86,961	84,561

	$312,862	$286,316	$1,025,436	$957,594

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,		March 31,
	2025	2024	2025*
ASSETS
Current Assets –
Cash and Cash Equivalents	$418,999	$31,173	$20,401
Accounts and Notes Receivable, net	208,511	182,379	212,332
Inventories	384,879	392,266	415,175
Federal Income Tax Receivable	8,123	1,743	10,020
Prepaid and Other Assets	11,603	10,901	10,729

Total Current Assets	1,032,115	618,462	668,657

Property, Plant and Equipment, net	1,984,828	1,736,159	1,792,982
Investments in Joint Venture	154,622	135,672	140,089
Operating Lease Right-of-Use Assets	30,108	34,227	29,313
Goodwill and Intangibles	588,019	487,388	595,752
Other Assets	53,743	31,762	37,795

	$3,843,435	$3,043,670	$3,264,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$124,241	$118,718	$129,895
Accrued Liabilities	96,247	86,999	96,077
Income Taxes Payable	1,774	3,090	—
Current Portion of Long-Term Debt	15,000	10,000	15,000
Operating Lease Liabilities	4,241	5,074	4,032

Total Current Liabilities	241,503	223,881	245,004

Long-term Liabilities	99,228	85,647	99,626
Bank Credit Facility	—	85,000	200,000
Bank Term Loan	270,000	165,000	281,250
2.500% Senior Unsecured Notes due 2031	743,014	741,749	742,066
5.000% Senior Unsecured Notes due 2036	735,165	—	—
Deferred Income Taxes	260,900	246,254	239,942
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 31,554,877; 33,391,155 and 32,973,121 Shares, respectively	316	334	330
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(3,002)	(3,238)	(3,125)
Retained Earnings	1,496,311	1,499,043	1,459,495

Total Stockholders’ Equity	1,493,625	1,496,139	1,456,700

	$3,843,435	$3,043,670	3,264,588

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by business segment for the quarters and nine months ended December 31, 2025 and 2024:

	Depreciation, Depletion and Amortization
	Quarter Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Cement	$24,169	$23,029	$70,231	$68,853
Concrete and Aggregates	6,999	5,261	20,927	15,074
Gypsum Wallboard	5,663	6,414	18,676	19,338
Recycled Paperboard	3,295	3,723	10,873	11,082
Corporate and Other	1,484	807	3,536	2,314

	$41,610	$39,234	$124,243	$116,661

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)

(unaudited)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and nine months ended December 31, 2025, and 2024, and the trailing twelve months ended December 31, 2025, and March 31, 2025:

	Quarter Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Net Earnings, as reported	$102,903	$119,574	$363,648	$396,936
Income Tax Expense	26,345	34,728	99,932	113,551
Interest Expense	13,712	9,061	34,790	30,459
Depreciation, Depletion and Amortization	41,610	39,234	124,243	116,661

EBITDA	$184,570	$202,597	$622,613	$657,607
Acquisition accounting and related expenses [1]	—	1,341	—	2,959
Litigation Loss	—	—	—	700
Stock-based Compensation	5,514	4,818	15,804	14,221

Adjusted EBITDA	$190,084	$208,756	$638,417	$675,487

	Twelve Months Ended
	December 31,	March 31,
	2025	2025
Net Earnings, as reported	$430,128	$463,416
Income Tax Expense	114,450	128,069
Interest Expense	44,857	40,526
Depreciation, Depletion and Amortization	166,484	158,902

EBITDA	$755,919	$790,913
Acquisition accounting and related expenses [1]	3,359	6,318
Litigation loss	—	700
Stock-based Compensation	20,326	18,743

Adjusted EBITDA	$779,604	$816,674

1 Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of December 31, 2025	As of March 31, 2025
Total debt, excluding debt issuance costs	$1,785,000	$1,246,250
Cash and cash equivalents	418,999	20,401

Net Debt	$1,366,001	$1,225,849
Trailing Twelve Months Adjusted EBITDA	$779,604	$816,674

Net Debt to Adjusted EBITDA	1.8x	1.5x